EXHIBIT 10.27

VISHAL GARG

175 GREENWICH STREET, FL 59

NEW YORK, NY 10007

November 30, 2021

SB Northstar LP

c/o Walkers Corporate Limited

190 Elgin Avenue; George Town

Grand Cayman, Cayman Islands

Re:	$750,000,000 Convertible Note Syndication Commitment

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into in connection with the obligation of SB Northstar LP, a Cayman Islands exempted limited partnership (the “Committed Party”) to purchase $750,000,000 aggregate principal amount (the “Commitment Amount”) of convertible promissory notes (the “Convertible Notes”) issued by Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (the “Issuer”), convertible into shares of Class A common stock of the Issuer, on certain terms agreed to among the Issuer, Better HoldCo, Inc., a Delaware corporation (the “Company”) and the Committed Party (the foregoing, the “Commitment”).

In consideration of the Commitment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vishal Garg, the President and founder of the Company (the “Founder” and each of the Committed Party and the Founder, a “Party” and together, the “Parties”) does hereby agree with the Committed Party as follows:

1.    Covenant of the Founder. (a) The Founder agrees to use his reasonable best efforts to, and to cause the Company to use its reasonable best efforts to, upon the provision of a written notice by the Committed Party to the Founder, either (i) replace the Commitment of the Committed Party with a similar or alternative financing commitment, resulting in a release of the Committed Party’s Commitment in full or in part (an “Alternative Financing”) or (ii) to the extent Alternative Financing for the Commitment Amount has not been arranged that would replace the Committed Party’s Commitment in full, assist the Committed Party to assign its remaining Commitment to third parties (and obtain a release) in full of such remaining Commitment prior to the issuance of the Convertible Notes (a “Syndication”).

(b)    Such efforts in connection with a Syndication shall include, but not be limited to, using reasonable best efforts in:

(i)	Causing the Company to engage one or more investment banks to undertake a customary syndication process, with all customary fees and expenses for such to be paid by the Committed Party;

(ii)	Causing the Company to prepare, as such investment bank may request, customary presentations or marketing materials;

(iii)	Causing the Company’s independent auditors and counsel to provide customary “comfort letters” and opinions; and

(iv)

Providing all documentation and other information and diligence materials about the Company that are reasonably requested by the investment banks engaged with respect to the Syndication, including applicable “know your customer” and anti- money laundering rules and regulations.

2.    Indemnification for Losses or Payment to Founder of Gains on the Commitment Amount. At any time, any of the Founder, the Company or the Committed Party, shall have the non-exclusive right to Syndicate, or otherwise arrange the sale of, the Convertible Notes to third-party purchasers, on arm’s length terms, including by engaging a nationally recognized investment bank. Any such Syndication or sale arranged by the Company or the Founder or arranged by the Committed Party (only if such Syndication or sale by the Committed Party occurs after the second anniversary of the final funding of the Convertible Notes) shall be an “Indemnification Event”. Any Syndication or sale arranged by the Committed Party finalized prior to such second anniversary shall not be an Indemnification Event. To the extent that the Committed Party realizes any gain on sale from the Syndication, sale or holding to maturity or redemption of the Convertible Notes (including any previously received interest or principal payments or any other proceeds), such gain shall be paid in immediately available funds to the Founder. In addition, upon any conversion of any portion of Notes into equity and/or other consideration, the Committed Party shall pay to the Founder in immediately available funds the amount equal to any gain based on the market value of such equity and/or other consideration on the date of such conversion (which in the case of listed Company common stock shall be based on closing price). Upon the occurrence of an Indemnification Event, to the extent the Committed Party realizes a loss on sale (including any previously received interest or principal payments or any other proceeds), the Founder shall pay an amount equal to such realized loss in immediately available funds to the Committed Party. For the avoidance of doubt, (A) any loss suffered by the Committed Party post the conversion of the Convertible Notes into common shares of the Company, shall not be subject to any loss indemnification by the Founder and (B) the Founder shall not be responsible for any losses realized due to customary fees paid to any investment bank for the Syndication or sale of the Convertible Notes.

3.    Amendment or Termination. This Letter Agreement may only be amended or terminated by the mutual written agreement of the Parties.

4.    Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.    Governing Law. This Letter Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of [***].

6.    Assignment. Neither this Letter Agreement nor any rights, interests or obligations that may accrue to the Parties hereunder may be transferred or assigned without the prior written consent of the other Party hereto and any such purported assignment shall be null and void ab initio. Notwithstanding the foregoing, the Committed Party may assign its rights and obligations under this Letter Agreement to one or more of its Affiliates (as defined in the subscription agreement entered into by the Committed Party to purchase Convertible Notes) (provided that such Committed Party shall not be relieved from the obligation to perform this Letter Agreement upon any failure of the Affiliate assignee).

7.    Arbitration. Any dispute, claim or controversy arising out of or relating to this Letter Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate or any other questions of arbitrability, shall be determined by arbitration in [***] before three arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules or JAMS’ Streamlined Arbitration Rules and Procedures, if applicable (the “Rules”). The selection of the arbitrator(s) shall be done in accordance with the Rules. In any arbitration arising out of or related to this Letter Agreement, the arbitrator(s) is not empowered to award indirect, special, incidental, exemplary, punitive or consequential damages or losses or damages or losses for, measured by, or based on lost profits, sales or revenue, multiple of earnings or other similar measures, and the Parties waive any right to recover any such damages. Judgment on the award may be entered in any court having jurisdiction. The Parties shall maintain the confidential nature of the arbitration proceedings, including all discovery associated with the proceedings, except as may be necessary to prepare for or conduct the arbitration hearing on the merits. The arbitration shall be conducted on an individualized basis only, solely between the parties to this Letter Agreement, and shall not be consolidated with any other arbitration or conducted on any type of class-wide, class-action, collective or other representative basis. By agreeing to submit all disputes, claims and controversies to arbitration, each Party expressly waives any rights to have such matters heard or tried in court before a judge or jury or in another tribunal.

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If the foregoing correctly sets forth our understanding of the subject matter hereof, please so indicate by executing this Letter Agreement in the space provided below.

Very truly yours,

/s/ Vishal Garg
Vishal Garg

Accepted and agreed:

SB NORTHSTAR LP

By:	/s/ Samuel Merksamer
Name:	Samuel Merksamer
Title:	Director

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